Consent of Independent Auditors

The Board of Directors and Shareholder
Cova Financial Services Life Insurance Company

We consent to the reference to our firm under the caption "Experts" in the statement of additional information and to the use of our report with respect to the consolidated financial statements of Cova Financial Services Life Insurance Company and subsidiaries as of December 31, 1996, and for the seven-month period ended December 31, 1995, and the preacquisition five-month period ended May 31, 1995, and the year ended December 31, 1994, dated March 7, 1997, and our report with respect to the financial statements of Cova Variable Annuity Account One as of December 31, 1996, and for the years ended December 31, 1996 and 1995, dated February 13, 1997, in the Post-Effective Amendment
No. 1 to the Registration Statement (Form N-4 No. 333-34741 of Cova Variable Annuity Account One.
                                       /s/ KPMG PEAT MARWICK LLP

Chicago, Illinois
January 26, 1998